Exhibit 99.1

KIRBY CORPORATION

Contact: Kurt Niemietz

713-435-1077

FOR IMMEDIATE RELEASE

KIRBY CORPORATION ANNOUNCES 2025 FIRST QUARTER RESULTS

•
First quarter 2025 earnings per share of $1.33
•
Inland marine experienced improved market conditions with a sequential increase in spot market prices and operating margins around 20% despite an increase in delay days
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Kirby repurchased 1,258,031 shares at an average price of $99.16 for $124.7 million year-to-date through April 30, 2025
•
Acquired 14 barges, including four specialty barges, and four high horsepower boats from undisclosed seller for $97.3 million
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Quarterly earnings and free cash flow expected to strengthen as the year progresses

HOUSTON, May 1, 2025 – Kirby Corporation (“Kirby”) (NYSE: KEX) today announced net earnings attributable to Kirby for the first quarter ended March 31, 2025, of $76.0 million or $1.33 per share, compared with earnings of $70.1 million, or $1.19 per share for the 2024 first quarter. Consolidated revenues for the 2025 first quarter were $785.7 million compared with $808.0 million reported for the 2024 first quarter.

David Grzebinski, Kirby’s Chief Executive Officer, commented, “Our first quarter results reflected improved market fundamentals in marine transportation and continued strong demand for power generation in distribution and services. These positive trends were partially offset by weather and navigational challenges in marine and continued supply delays in distribution and services. Overall, our combined businesses performed well during the quarter.

“In inland marine transportation, our first quarter results were considerably impacted by delay days. Throughout the quarter, our operations were challenged by winter storms, high winds, and fog along the Gulf Coast, as well as lock delays throughout the system. These weather and navigational issues slowed transit times and impacted the financial performance of our contracts of affreightment. Overall, delay days increased 50% compared to the fourth quarter of 2024 and increased 15% year-over-year. Despite the increase in delays, market conditions improved from the fourth quarter, due to better customer demand and limited barge availability, which contributed to favorable price improvements. From a demand standpoint, customer activity was strong in the quarter with barge utilization rates running in the low to mid-90% range throughout the quarter. Spot prices were up in the low single digits sequentially and in the high single digit range year-over-year. Term contract prices also renewed up higher with mid-single digit increases versus a year ago. Overall, margins were right around 20% despite the poor operating conditions.

“In coastal, market fundamentals remained strong with our barge utilization levels running in the mid to high-90% range. During the quarter, we saw continued strength in customer demand and limited availability of large capacity vessels which resulted in mid-20% range price increases on term contract renewals. Our planned shipyard maintenance on several large vessels that we mentioned last year continues to wind down and was a headwind to coastal revenue and margins during the quarter. Overall, first quarter coastal revenues decreased 6% year-over-year and operating margins were in the high single to low double-digit range.

“In distribution and services, demand was mixed across our end markets with growth in some areas offset by slowness or delays in other areas. In power generation, the pace of inbound orders was strong, adding to our backlog, with continued project wins from backup power and other industrial customers as the need for power remains critical. In oil and gas, while an exceptionally soft conventional oil and gas business pushed revenues down 18% year-over-year, operating income was up 123% year-over-year driven by e-frac and cost management initiatives. In our commercial and industrial market, revenues grew 6% sequentially and 12% year-over-year, driven by growth in marine repair activity, while operating income was up 23% year-over-year due to favorable product mix and ongoing cost control initiatives.” Mr. Grzebinski concluded.

Segment Results – Marine Transportation

Marine transportation revenues for the 2025 first quarter were $476.1 million compared with $475.4 million for the 2024 first quarter. Operating income for the 2025 first quarter was $86.6 million compared with $83.0 million for the 2024 first quarter. Segment operating margin for the 2025 first quarter was 18.2% compared with 17.5% for the 2024 first quarter.

In the inland market, 2025 first quarter average barge utilization was in the low to mid-90% range and similar to the 2024 first quarter. Throughout the quarter, operating conditions on the inland waterways were affected by winter weather conditions, including significant wind and fog along the Gulf Coast, and lock delays on the Mississippi River, all of which contributed to a 50% sequential increase in delay days. During the quarter, average spot market rates increased in the low-single digits sequentially and in the high-single digit range as compared to the 2024 first quarter. Term contracts that renewed in the first quarter increased in the mid-single digits on average compared to a year ago. The inland market represented 82% of segment revenues in the first quarter of 2025. Inland’s operating margin was around 20% for the quarter.

In coastal, market conditions were strong during the quarter, with Kirby’s barge utilization in the mid to high-90% range. During the quarter, average spot market rates increased in the low to mid-single digits sequentially and in the low 20% range compared to the 2024 first quarter. Term contracts that renewed in the first quarter increased in the mid-20% range on average compared to a year ago. Coastal revenues decreased 6% year-over-year as elevated levels of planned shipyards were partially offset by increased pricing. Coastal represented 18% of marine transportation segment revenues during the first quarter and had an operating margin in the high single to low double-digit range.

Segment Results – Distribution and Services

Distribution and services revenues for the 2025 first quarter were $309.5 million compared with $332.6 million for the 2024 first quarter. Operating income for the 2025 first quarter was $22.6 million compared with $22.0 million for the 2024 first quarter. Operating margin was 7.3% for the 2025 first quarter compared with 6.6% for the 2024 first quarter.

In the power generation market, revenues declined 23% compared to the 2024 first quarter as supply delays pushed delivery of some projects out of the quarter. Orders continued to grow as the need for 24/7 power and back up capabilities remains critical. Overall, power generation revenues represented approximately 34% of segment revenues. Power generation operating margins were in the mid to high-single digits.

In the commercial and industrial market, revenues increased 12% and operating income increased 23% compared to the 2024 first quarter, as higher business levels in marine repair were offset by lower activity in on-highway repair. Overall, commercial and industrial revenues represented approximately 52% of segment revenues. Commercial and industrial operating margins were in the high-single digits.

In the oil and gas market, revenues declined 18% while operating income increased 123% compared to the 2024 first quarter driven by lower levels of conventional oilfield activity which resulted in decreased demand for new transmissions and parts partially offset by deliveries of e-frac equipment. Overall, oil and gas revenues represented approximately 14% of segment revenues. Oil and gas operating margins were in the high-single digits.

Cash Generation

For the 2025 first quarter, EBITDA was $174.3 million compared with $162.6 million for the 2024 first quarter. During the quarter, net cash provided by operating activities was $36.5 million, and capital expenditures were $78.7 million. During the quarter, the Company had net proceeds from asset sales totaling $0.1 million. Kirby also used $101.5 million to repurchase stock at an average price of $101.19. As of March 31, 2025, the Company had $51.1 million of cash and cash equivalents on the balance sheet and $334.2 million of liquidity available. Total debt was $1,098.4 million, and the debt-to-capitalization ratio was 24.8%.

2025 Outlook

Commenting on the outlook for the remainder of 2025, Mr. Grzebinski said, “We’re off to a solid start in 2025. While recent macro events have created some near-term uncertainty in places, we continue to see favorable fundamentals as 2025 progresses. Our balance sheet is strong, and we expect to generate significant free cash flow despite high levels of capital expenditures this year and, absent meaningful acquisitions, we expect to use the majority of free cash flow for share repurchases. We see favorable markets continuing and expect our businesses will produce improving financial results as we move through this year.”

In inland marine, we anticipate positive market dynamics due to limited new barge construction. We expect our barge utilization rates to be in the low to mid-90% range for the year with continued improvement in term contract pricing as renewals occur throughout the year. However, we continue to see inflationary pressures and there remains an acute mariner shortage in the industry which continues to drive up labor costs. These pressures, along with the increasing cost of equipment, should continue to put upward pressure on spot and contract prices. Overall, inland revenues are expected to grow in the mid to high single-digit range for the full year. With the caveat that we are assuming little to no recessionary impacts from tariffs, we expect operating margins will gradually improve during the year from the first quarter levels and average 200-300bps higher for the full year.

In coastal marine, market conditions remain very favorable, and supply and demand remain balanced across the industry fleet. Steady customer demand is expected to keep our barge utilization in the mid-90% range. Revenues for the full year are expected to increase in the high-single to low-double digit range compared to 2024 driven by higher pricing on contracts. Coastal operating margins are expected to improve to the mid-teens range on a full year basis.

In the distribution and services segment, we see mixed results as near-term volatility from supply issues, customers deferring maintenance, and lower overall levels of activity in oil and gas, are partially offset by orders for power generation. In commercial and industrial, the demand outlook in marine repair remains steady while on-highway service and repair remains weak in the current environment. In oil and gas, we expect revenues to be down in the high-single to low-double digit range as the shift away from conventional frac to e-frac continues to take place. In power generation, we anticipate continued robust growth in orders as data center demand and the need for backup power is strong. We expect extended lead times for certain OEM products to continue contributing to a volatile delivery schedule of new products throughout 2025. Overall, the Company expects segment revenues to be flat to slightly down for the full year with operating margins in the high-single digits but slightly lower year-over-year.

Kirby expects to generate net cash provided from operating activities of $620 million to $720 million in 2025 and capital spending is expected to range between $280 million to $320 million. Approximately $180 million to $220 million is associated with marine maintenance capital and improvements to existing inland and coastal marine equipment, and facility improvements. Up to approximately $100 million is associated with growth capital spending in both our businesses.

Conference Call

A conference call is scheduled for 7:30 a.m. Central Daylight Time today, Thursday, May 1, 2025, to discuss the 2025 first quarter performance as well as the outlook for 2025. To listen to the webcast, please visit the Investor Relations section of Kirby’s website at www.kirbycorp.com. For listeners who wish to participate in the question and answer session via telephone, please pre-register at Kirby Earnings Call Registration. All registrants will receive dial-in information and a PIN allowing them to access the live call. A slide presentation for this conference call will be posted on Kirby’s website approximately 15 minutes before the start of the webcast. A replay of the webcast will be available for a period of one year by visiting the News & Events page in the Investor Relations section of Kirby’s website.

GAAP to Non-GAAP Financial Measures

The financial and other information to be discussed in the conference call is available in this press release and in a Form 8-K filed with the Securities and Exchange Commission. This press release and the Form 8-K includes a non-GAAP financial measure, EBITDA, which Kirby defines as net earnings attributable to Kirby before interest expense, taxes on income, and depreciation and amortization. A reconciliation of EBITDA with GAAP net earnings attributable to Kirby is included in this press release. This press release also includes non-GAAP financial measures which exclude certain one-time items, including earnings before taxes on income (excluding one-time items), net earnings attributable to Kirby (excluding one-time items), and diluted earnings per share (excluding one-time items). A reconciliation of these measures with GAAP is included in this press release. Management believes the exclusion of certain one-time items from these financial measures enables it and investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of Kirby’s normal operating results. This press release additionally includes a non-GAAP financial measure, free cash flow, which Kirby defines as net cash provided by operating activities less capital expenditures. A reconciliation of free cash flow with GAAP is included in this press release. Kirby uses free cash flow to assess and forecast cash flow and to provide additional disclosures on the Company’s liquidity. Free cash flow does not imply the amount of residual cash flow available for discretionary expenditures as it excludes mandatory debt service requirements and other non-discretionary expenditures. This press release also includes marine transportation performance measures, consisting of ton miles, revenue per ton mile, towboats operated and delay days. Comparable marine transportation performance measures for the 2024 year and quarters are available in the Investor Relations section of Kirby’s website, www.kirbycorp.com, under Financials.

Forward-Looking Statements

Statements contained in this press release with respect to the future are forward-looking statements. These statements reflect management’s reasonable judgment with respect to future events. Forward-looking statements involve risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors, including adverse economic conditions, industry competition and other competitive factors, adverse weather conditions such as high water, low water, tropical storms, hurricanes, tsunamis, fog and ice, tornados, marine accidents, lock delays, fuel costs, interest rates, construction of new equipment by competitors, government and environmental laws and regulations, and the timing, magnitude and number of acquisitions made by the Company. Forward-looking statements are based on currently available information and Kirby assumes no obligation to update any such statements. A list of additional risk factors can be found in Kirby’s annual report on Form 10-K for the year ended December 31, 2024.

About Kirby Corporation

Kirby Corporation, based in Houston, Texas, is the nation’s largest domestic tank barge operator transporting bulk liquid products throughout the Mississippi River System, on the Gulf Intracoastal Waterway, and coastwise along all three United States coasts. Kirby transports petrochemicals, black oil, refined petroleum products and agricultural chemicals by tank barge. In addition, Kirby participates in the transportation of dry-bulk commodities in United States coastwise trade. Through the distribution and services segment, Kirby provides after-market service and genuine replacement parts for engines, transmissions, reduction gears, electric motors, drives, and controls, specialized electrical distribution and control systems, and related equipment used in oilfield services, marine, power generation, on-highway, and other industrial applications. Kirby also rents equipment including generators, industrial compressors, high capacity lift trucks, construction equipment, and refrigeration trailers for use in a variety of industrial markets. Kirby also manufactures and remanufactures specialized equipment, including pressure pumping units, electric power generation equipment, and specialized electrical distribution and control equipment for oilfield service, railroad and other industrial customers.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	Three Months
	2025	2024
	(unaudited, $ in thousands, except per share amounts)
Revenues:
Marine transportation	$476,149	$475,412
Distribution and services	309,510	332,610
Total revenues	785,659	808,022

Costs and expenses:
Costs of sales and operating expenses	512,336	550,681
Selling, general and administrative	95,287	90,206
Taxes, other than on income	8,830	8,044
Depreciation and amortization	63,730	57,642
Gain on disposition of assets	(70)	(74)
Total costs and expenses	680,113	706,499
Operating income	105,546	101,523
Other income	5,334	3,269
Interest expense	(10,537)	(13,151)
Earnings before taxes on income	100,343	91,641
Provision for taxes on income	(24,073)	(21,726)
Net earnings	76,270	69,915
Net (earnings) loss attributable to noncontrolling interests	(284)	153
Net earnings attributable to Kirby	$75,986	$70,068
Net earnings per share attributable to Kirby common stockholders:
Basic	$1.33	$1.20
Diluted	$1.33	$1.19
Common stock outstanding (in thousands):
Basic	56,949	58,472
Diluted	57,316	58,819

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

	Three Months
	2025	2024
	(unaudited, $ in thousands)
EBITDA: (1)
Net earnings attributable to Kirby	$75,986	$70,068
Interest expense	10,537	13,151
Provision for taxes on income	24,073	21,726
Depreciation and amortization	63,730	57,642
	$174,326	$162,587

Capital expenditures	$78,687	$81,047
Acquisitions of businesses and marine equipment	$97,250	$—

	March 31, 2025	December 31, 2024
	(unaudited, $ in thousands)
Cash and cash equivalents	$51,078	$74,444
Long-term debt, including current portion	$1,098,369	$874,948
Total equity	$3,327,754	$3,353,248
Debt to capitalization ratio	24.8%	20.7%

MARINE TRANSPORTATION STATEMENTS OF EARNINGS

	Three Months
	2025	2024
	(unaudited, $ in thousands)
Marine transportation revenues	$476,149	$475,412

Costs and expenses:
Costs of sales and operating expenses	290,987	301,262
Selling, general and administrative	40,454	37,121
Taxes, other than on income	6,452	6,197
Depreciation and amortization	51,672	47,849
Total costs and expenses	389,565	392,429

Operating income	$86,584	$82,983
Operating margin	18.2%	17.5%

DISTRIBUTION AND SERVICES STATEMENTS OF EARNINGS

	Three Months
	2025	2024
	(unaudited, $ in thousands)
Distribution and services revenues	$309,510	$332,610

Costs and expenses:
Costs of sales and operating expenses	222,228	249,403
Selling, general and administrative	52,019	51,521
Taxes, other than on income	2,353	1,828
Depreciation and amortization	10,319	7,844
Total costs and expenses	286,919	310,596

Operating income	$22,591	$22,014
Operating margin	7.3%	6.6%

OTHER COSTS AND EXPENSES

	Three Months
	2025	2024
	(unaudited, $ in thousands)
General corporate expenses	$3,699	$3,548

Gain on disposition of assets	$(70)	$(74)

RECONCILIATION OF FREE CASH FLOW

The following is a reconciliation of GAAP net cash provided by operating activities to non-GAAP free cash flow(2):

	Three Months
	2025	2024(3)
	(unaudited, $ in millions)
Net cash provided by operating activities	$36.5	$123.3
Less: Capital expenditures	(78.7)	(81.0)
Free cash flow(2)	$(42.2)	$42.3

MARINE TRANSPORTATION PERFORMANCE MEASUREMENTS

	Three Months
	2025	2024
Inland Performance Measurements:
Ton Miles (in millions) (4)	3,329	3,304
Revenue/Ton Mile (cents/tm) (5)	11.8	11.7
Towboats operated (average) (6)	291	286
Delay Days (7)	4,029	3,507
Average cost per gallon of fuel consumed	$2.57	$2.82

Barges (active):
Inland tank barges	1,111	1,078
Coastal tank barges	28	28
Offshore dry-cargo barges	3	4
Barrel capacities (in millions):
Inland tank barges	24.6	23.8
Coastal tank barges	2.9	2.9

(1)
Kirby has historically evaluated its operating performance using numerous measures, one of which is EBITDA, a non-GAAP financial measure. Kirby defines EBITDA as net earnings attributable to Kirby before interest expense, taxes on income, and depreciation and amortization. EBITDA is presented because of its wide acceptance as a financial indicator. EBITDA is one of the performance measures used in calculating performance compensation pursuant to Kirby’s annual incentive plan. EBITDA is also used by rating agencies in determining Kirby’s credit rating and by analysts publishing research reports on Kirby, as well as by investors and investment bankers generally in valuing companies. EBITDA is not a calculation based on generally accepted accounting principles and should not be considered as an alternative to, but should only be considered in conjunction with, Kirby’s GAAP financial information.
(2)
Kirby uses certain non-GAAP financial measures to review performance excluding certain one-time items including: earnings before taxes on income, excluding one-time items; net earnings attributable to Kirby, excluding one-time items; and diluted earnings per share, excluding one-time items. Management believes the exclusion of certain one-time items from these financial measures enables it and investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of the company's normal operating results. Kirby also uses free cash flow, which is defined as net cash provided by operating activities less capital expenditures, to assess and forecast cash flow and to provide additional disclosures on the Company’s liquidity. Free cash flow does not imply the amount of residual cash flow available for discretionary expenditures as it excludes mandatory debt service requirements and other non-discretionary expenditures. These non-GAAP financial measures are not calculations based on generally accepted accounting principles and should not be considered as an alternative to but should only be considered in conjunction with Kirby’s GAAP financial information.
(3)
See Kirby’s annual report on Form 10-K for the year ended December 31, 2024, and its quarterly report on Form 10-Q for the quarter ended March 31, 2024 for amounts provided by (used in) investing and financing activities.
(4)
Ton miles indicate fleet productivity by measuring the distance (in miles) a loaded tank barge is moved. Example: A typical 30,000 barrel tank barge loaded with 3,300 tons of liquid cargo is moved 100 miles, thus generating 330,000 ton miles.
(5)
Inland marine transportation revenues divided by ton miles. Example: First quarter 2025 inland marine transportation revenues of $392.5 million divided by 3,329 million inland marine transportation ton miles = 11.8 cents.
(6)
Towboats operated are the average number of owned and chartered towboats operated during the period.
(7)
Delay days measures the lost time incurred by a tow (towboat and one or more tank barges) during transit. The measure includes transit delays caused by weather, lock congestion and other navigational factors.